Exhibit 5.1

potsdamer Platz 1	morrison & foerster llp
10785 berlin	beijing, berlin, brussels,
denver, hong kong, london,
telephone: +49 30 726 221 0	los angeles, new york,
facsimile: +49 30 726 221 100	northern virginia, palo alto,
san diego, san francisco, shanghai,
www.mofo.com	singapore, tokyo, washington, d.c.

Spark Networks SE

Kohlfurter Straße 41/43

10999 Berlin

August 31, 2018

Spark Networks SE – Issuance of 957,234 ordinary no par value registered shares

Ladies and Gentlemen

We have acted as German legal advisers to Spark Networks SE, Munich, a European stock corporation (Societas Europaea) (the “Company”), as to matters of German law, in connection with the preparation and filing of its Registration Statement on Form F-1 (the “Registration Statement”), filed with the U.S. Securities and Exchange Act under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time, pursuant to Rule 415 of the Securities Act, of the Shares (as defined herein). The Company issued ordinary no par value registered shares of the Company, each representing a notional amount of EUR 1.00 of the Company’s share capital, (the “Shares”) in connection with (a) the Company’s incorporation, registered with the commercial register on April 5, 2017, and (b) two capital increases of the Company (i) by EUR 849,861.00 and (ii) by EUR 347,005.00, both registered with the commercial register on November 7, 2017.

Morrison & Foerster LLP is a Limited Liability Partnership under the laws of California, registered with the Secretary of State, State of California, Sacramento, California (registration number 45391). The Berlin office is seated at Potsdamer Platz 1, 10785 Berlin. The personal liability of the partners as shareholders of Morrison & Foerster LLP is limited. A list of all partners of Morrison & Foerster LLP is available for inspection at the Berlin office.

The partners of the Berlin office are: Christoph Wagner, Jens-Uwe Hinder, Hanno Timner, Dirk Besse, Jörg Meißner, Andreas Grünwald, Kristina Ehle (International), Angela Kerek (International), Christiane Stützle (International), Florian Ehrich (International) and Wolfgang Schönig (International).

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Documents Reviewed

1.	For the purposes of rendering this legal opinion, we have examined the following documents (together, the “Opinion Documents”)
	(a)	The Registration Statement;
	(b)	a copy of the Articles of Association (Satzung) of the Company in a version certified by the notary public Dr. Hans M. Seiler on June 7, 2018;
	(c)	an electronic excerpt from the commercial register at the local court in Munich (Amtsgericht München) relating to the Company, docket no. HRB 232591, dated August 30, 2018 (“Register Excerpt”);
	(d)	a copy of the deed of incorporation (Gründungsurkunde) of the Company dated March 29, 2017 (role of deeds no. E 0671/2017 of notary Dr. Thomas Engel, Munich) whereby the Company has been incorporated with a share capital of EUR 120,000 consisting of 120,000 shares (“Original Shares”);
	(e)	a copy of the minutes of the extraordinary shareholders’ meeting of the Company held on October 25, 2017 (role of deeds no. 2349/2017 of notary Prof. Dr. Dieter Mayer, Munich), setting forth, inter alia, the resolutions passed by the shareholders’ meeting (a) to increase the registered share capital by 849,861 new shares (“Capital Increase I Shares”) against contributions in kind (“Capital Increase I”) and (b) to increase the registered share capital by up to 347,517 new shares against contributions in kind (“Capital Increase II”, together with the Capital Increase I the “Capital Increases”) and authorizing the administrative board (Verwaltungsrat, “Administrative Board”) of the Company to implement the resolved upon Capital Increases;
	(f)	a copy of the resolution passed by the Administrative Board on November 2, 2017, to implement the Capital Increase II by issuing 347,005 Shares (the “Capital Increase II Shares”);
	(g)	a copy of the contribution agreement (Einbringungsvertrag) dated October 25, 2017 (role of deeds no. 2348/2017 of notary Prof. Dr. Dieter Mayer, Munich) entered into by and among the former shareholders of Spark Networks Services GmbH (formerly: Affinitas GmbH) and the Company assigning and transferring ownership and legal title to all shares of Spark Networks Services GmbH to the Company;
	(h)	a copy of the contribution agreement (Einbringungsvertrag) dated October 25, 2017 entered into by and among BNP PARIBAS Securities Services S.C.A. (“BNP PARIBAS”) and the Company assigning and transferring ownership and legal title to all issued and outstanding shares of Spark Networks, Inc. from BNP PARIBAS to the Company;

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(i)	a copy of the subscription certificate (Zeichnungsschein) for the subscription of the Capital Increase I Shares dated November 1, 2017;
(j)	a copy of the subscription certificate (Zeichnungsschein) for the subscription of the Capital Increase II Shares dated November 3, 2017;
(k)	a copy of the report by Flick Gocke Schaumburg GmbH Wirtschaftsprüfungsgesellschaft dated October 16, 2017 regarding the value of the contributions in kind made under the Capital Increases; and
(l)	copies of the global share certificates (Globalaktienurkunden) representing the Original Shares, the Capital Increase I Shares and the Capital Increase II Shares.

Assumptions

2.	In considering the Opinion Documents and rendering this opinion we have assumed without further inquiry:
	(a)	the conformity of all copies of documents supplied to us with the relevant originals and the authenticity and completeness of all documents submitted to us whether as originals or as copies;
	(b)	that all signatures on Opinion Documents are genuine signatures of those individuals from whom they purport to stem;
	(c)	that Opinion Documents examined by us in draft form have been or, as the case may be, will be executed in the form of the draft examined by us;
	(d)	that the Register Excerpt is accurate and complete as of its date and that no changes to the facts related therein have occurred between its date and the date hereof;
	(e)	the correctness and completeness of all factual matters expressed in the Opinion Documents; and
	(f)	that the validity of the shareholder resolutions referred to under 1(d) above is not affected by any circumstance not apparent from the face of the Opinion Document referred to under 1(d).

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Laws Considered

3.	The undersigned is admitted to the bar in Berlin, Germany, and licensed as attorney in Germany. This opinion is, therefore, limited to matters of German law as presently in effect (including the law of the European Union). We have not investigated and do not express or imply an opinion with respect to the laws of any other jurisdiction.

Opinion Statement

4.	Based upon and subject to the foregoing, we are of the opinion that the Shares are legally and validly issued, fully paid and non-assessable (nicht nachschusspflichtig).

In this opinion, concepts of German law are addressed in the English language and not in the original German terms, which may differ in their exact legal meaning. This opinion may only be relied upon under the express condition that this opinion and any issues of interpretation arising hereunder are exclusively governed by German law.

This opinion speaks as of its date only, and we do not assume any obligation to update this opinion or to inform you of any changes to any of the facts or laws of other matters referred to herein. This opinion is rendered solely in connection with the Registration Statement. This opinion may not, without our prior written consent, be disclosed, quoted, referred to in any other matter or context whatsoever, save that this opinion may be used as required by law. However, we consent to the filing of this opinion as an exhibit to the Registration Statement. By giving this consent, we neither claim nor admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.

Very truly yours,

/s/ Morrison & Forester LLP

Morrison & Foerster LLP